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                        TROOP MEISINGER STEUBER & PASICH, LLP
                                       LAWYERS

                                    March 7, 1997

Myo Diagnostic, Inc.
3760 South Robertson
Culver City, CA 90232

Ladies/Gentlemen:

    At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Myo Diagnostics, Inc., a California corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,730,006 shares of Common Stock, no par value, of the Company (the "Outstanding Shares"), and 525,555 shares of Common Stock, no par value of the Company underlying certain warrants (the "Underlying Shares").

    We are of the opinion that the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

    We are of the opinion that the Underlying Shares have been duly authorized and, upon exercise and payment of the exercise price therefor in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                        Respectfully submitted,

                        /s/ Troop Meisinger Steuber & Pasich, LLP

                        TROOP MEISINGER STEUBER & PASICH, LLP